Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278431

APOLLOMICS INC.

PRIMARY OFFERING OF

11,026,900 Class A Ordinary Shares

SECONDARY OFFERING OF

52,794,176 Class A Ordinary Shares

432,431 Warrants to Purchase Class A Ordinary Shares

This prospectus relates to the offer and sale by Apollomics Inc., a Cayman Islands exempted company, (“us,” “we,” “Apollomics” or the “Company”), of (i) up to 464,150 of our Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) that are issuable by us upon the exercise of 464,150 Private Warrants (as defined below), (ii) up to 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 warrants that were originally issued to Maxpro Sponsor (as defined below) by Maxpro (as defined below) to fund Maxpro’s extension of its deadline to consummate an initial business combination and were assumed by Apollomics at the Closing, with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (the “Extension Warrants”), issued to MP One Investment LLC, a Delaware limited liability company (“Maxpro Sponsor”), the sponsor of Maxpro Capital Acquisition Corp., a Delaware corporation (“Maxpro”), (iii) up to 10,350,000 Class A Ordinary Shares that are issuable by us upon exercise of 10,350,000 warrants, which were included in the units sold in the Maxpro IPO (as defined below) and were assumed by us at the Closing (as defined below), with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (“Public Warrants”), which were previously registered, (iv) up to 57,500 Class A Ordinary Shares issuable by us upon the exercise of 57,500 Penny Warrants (as defined below).

This prospectus also relates to the offer and sale from time to time, by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of up to (i) 1,989,339 of our Class A Ordinary Shares that were issued to Maxpro Sponsor and the former officers and directors of Maxpro who received founder shares (as defined below) in connection with Maxpro’s initial public offering (the “Maxpro IPO”) (Maxpro Sponsor and such officers and directors, the “Maxpro Founders”), (ii) 1,941 of our Class A Ordinary Shares that were issued to the underwriter of the Maxpro IPO (including its designee, the “Maxpro IPO Underwriter”), (iii) 1,204,621 of our Class A Ordinary Shares that were issued to insiders of Apollomics (such shareholders, the “Apollomics Legacy Holders”) who held securities of Apollomics prior to the closing (the “Closing”) of the business combination with Maxpro (as further described herein, the “Business Combination”), (iv) 46,409,594 of our Class A Ordinary Shares which were issued by us upon the conversion of 46,409,594 Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), held by the Apollomics Legacy Holders, (v) 30,000 Class A Ordinary Shares which were issued by us upon the conversion of 30,000 Class B Ordinary Shares that were issued by us to certain accredited investors (the “PIPE Investors”) pursuant to subscription agreements entered into on February 9, 2023, by and between Apollomics and the PIPE Investors (the “Subscription Agreements”), (vi) 57,500 Class A Ordinary Shares that are issuable by us upon the exercise of 57,500 warrants issued to certain PIPE Investors pursuant to the Subscription Agreements, each exercisable to purchase one Class A Ordinary Share at $0.01 per share (the “Penny Warrants”), (vii) 2,668,750 Class A Ordinary Shares that were issued to certain PIPE investors upon the conversion of 2,135,000 of our Series A Preferred Shares, par value $0.0001 per share (the “Series A Preferred Shares”) held by such PIPE investors pursuant to the Subscription Agreements, (viii) 432,431 Class A Ordinary Shares issuable upon exercise of warrants that were originally issued to Maxpro Sponsor in units sold in a private placement in connection with the Maxpro IPO and were assumed by us at the Closing, with each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per whole share (the “Private Warrants”, together with Public Warrants, and Penny Warrants, the “Warrants”), (ix) 432,431 Private Warrants. The 1,941 Class A Ordinary Shares were originally issued as part of the compensation for underwriting Maxpro’s initial public offering in October 2021. In addition, the aggregate of 47,614,215 Class A Ordinary Shares registered hereby on behalf of securityholders of Apollomics who held its securities prior to the Closing were issued as a portion of the consideration received by Apollomics in connection with the Business Combination.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Class A Ordinary Shares, Extension Warrants or Private Warrants or interests in our Class A Ordinary Shares, Extension Warrants or Private Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

On March 29, 2023 (the “Closing Date”), we consummated the Business Combination. Additionally, on the Closing Date, we completed the sale of (i) 230,000 Class B Ordinary Shares at $10.00 per share and (ii) 2,135,000 Series A Preferred Shares Series at $10.00 per share to the PIPE Investors for gross proceeds to Apollomics of $23,650,000 (the “PIPE Financing”). Each Series A Preferred Share was convertible, at any time at the option of the holder thereof, into Class A Ordinary Shares at an initial conversion ratio of 1:1.25. On May 18, 2023, all Series A Preferred Shares were converted at a ratio of 1:1.25 into 2,668,750 Class A Ordinary Shares. Each PIPE Investor who subscribed for Class B Ordinary Shares also received one-fourth of one warrant Penny Warrant (together with the Class B Ordinary Shares subscribed by the PIPE Investors and the Series A Preferred Shares, the “PIPE Securities”) for every Class B Ordinary Shares purchased, pursuant to warrant agreements entered into between Apollomics and each PIPE Investor purchasing Class B Ordinary Shares. As discussed above, each of our Series A Preferred Share was sold pursuant to the Subscription Agreements for $10.00 per share, but entitled the holder thereof to 1.25 Apollomics Class A Ordinary Shares, implying an effective purchase price of $8.00 per share. Similarly, each Apollomics Class B Ordinary Share was sold pursuant to the Subscription Agreements for $10.00 per share, but entitled the holder thereof to one-fourth of one Penny Warrant for every Apollomics Class B Ordinary Share purchased thereto, with each whole Penny Warrant exercisable to purchase one Apollomics Class A Ordinary Share for $0.01 per share, implying an effective purchase price of approximately $8.00 per share.

The Class A Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 59.0% of our total issued and outstanding Class A Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 11,026,900 Class A Ordinary Shares upon exercise of all Warrants), and the Extension Warrants and Private Warrants being offered for resale pursuant to this prospectus represent approximately 3.92% of our current total Warrants. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Class A Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Class A Ordinary Shares or Warrants. The Selling Securityholders acquired the Class A Ordinary Shares covered by this prospectus at prices ranging from $0.01 per share to $10.00 per share. By comparison, the offering price to public shareholders in Maxpro’s initial public offering was $10.00 per unit, which consisted of one share and one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all Warrants for cash, we would receive aggregate proceeds of approximately $126.81 million, which includes $575 as a result of the exercise of all Penny Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants and Private Warrants is $11.50 per share, subject to adjustment pursuant to the terms of the warrant agreement between Maxpro Capital Acquisition Corp. and Continental Stock Transfer & Trust Company dated October 7, 2021 (the “Maxpro Warrant Agreement”) and Warrant Assumption Agreement (as defined below) (together, the “Warrant Agreement”) and the exercise price of the Penny Warrants will be $0.01 per share, subject to adjustment pursuant to the terms of the warrant agreement, dated as of February 9, 2023, by and between Apollomics and certain of the Pipe Investors, containing the terms and conditions of the Penny Warrants. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Notably, the exercise price of the Penny Warrants ($0.01 per share) is significantly lower than the current trading price of our Class A Ordinary Shares (as discussed below), whereas the exercise price of the Public Warrants and Private Warrants (each at $11.50 per share) is higher than the current trading price of our Class A Ordinary Shares. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders may have the option to exercise their Warrants on a cashless basis in accordance with the Warrant Assignment, Assumption and Amendment Agreement by and among Maxpro Capital Acquisition Corp., Apollomics Inc. and Continental Stock Transfer & Trust Company on April 29, 2023 (the “Warrant Assumption Agreement”). To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

We will pay certain expenses associated with the registration of the Class A Ordinary Shares and warrants covered by this prospectus, as described in the section entitled “Plan of Distribution.”

As of the date of this prospectus, the aggregate market value of our Class A Ordinary Shares held by non-affiliates, or public float, was determined to be approximately $58,709,108 based on 89,495,790 Class A Ordinary Shares outstanding, of which 80,423,435 are held by non-affiliates, and the closing sale price of our Class A Ordinary Shares on Nasdaq of $0.73 on April 1, 2024, which is within 60 days of the date of this prospectus. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Class A Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75,000,000.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Class A Ordinary Shares and Public Warrants are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbols “APLM” and “APLMW,” respectively. On April 17, 2024, the closing prices for our Class A Ordinary Shares and Public Warrants on the Nasdaq were $0.53 per share and $0.02 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. Our operations are conducted such U.S. headquarters and one of our wholly-owned subsidiaries in mainland China. Throughout this prospectus, unless the context indicates otherwise, (1) references to “Apollomics,” “we” or “us” refer to Apollomics Inc., the registrant and the Cayman Islands holding company that is the current holding company of the group, (2) references to “Apollomics US” refer to Apollomics Inc. (formerly known as CBT Pharmaceuticals, Inc.), a California corporation, and the headquarters and a wholly-owned subsidiary of Apollomics, (3) references to “Maxpro” refer to Maxpro Capital Acquisition Corp., a Delaware corporation, a blank check company which has become a wholly-owned subsidiary of Apollomics as a result of the Business Combination, (4) references to “Apollomics AU” refer to Apollomics (Australia) Pty Ltd (formerly known as CBT Pharmaceuticals (Australia) Pty Ltd), an Australian proprietary company registered in Victoria, Australia and a wholly-owned subsidiary of Apollomics, and (5) references to “Apollomics HK” refer to Apollomics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, a wholly owned subsidiary of Apollomics, and the intermediary holding company of Apollomics’ two wholly-owned subsidiaries based in mainland China, Zhejiang Crownmab Biotech Co. Ltd. (“Crownmab”) and Zhejiang Crown Bochuang Biopharma Co. Ltd. (“Crown Bochuang,” together with Crownmab, the “PRC Subsidiaries”). Apollomics US and Crownmab conduct Apollomics’ daily business operations. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any variable interest entities (“VIEs”), and we have no intention of establishing or utilizing any VIEs in China in the future. As a result, the accompanying prospectus has neither a description of a VIE structure sometimes associated with companies with operations in China nor does it describe the risks associated with such a corporate structure. For a diagram depicting Apollomics’ corporate structure, see “Prospectus Summary-Overview-Structure of Apollomics.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in mainland China through the PRC Subsidiaries, we may face various legal and operational risks associated with doing business in Greater China (as defined in this prospectus). These risks arise from, among other things, the People’s Republic of China (the “PRC”) governmental authorities’ significant oversight and discretion over the business and financing activities of the PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, potential difficulties or delays in obtaining necessary regulatory approvals, and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in the PRC with little advance notice, including adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, JunHe LLP, we do not believe that we are directly subject to these regulatory actions or statements, as our business does not involve any other type of restricted industry, and neither we nor any of our PRC subsidiaries qualify as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Because these statements and regulatory actions are new, however, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries or their ability to accept foreign investments and the value of our securities. These risks could result in a material change in the operations of our PRC Subsidiaries, limit or hinder their abilities to accept foreign investments, and impact our ability to list on a U.S. or other foreign stock exchange and to offer or continue to offer securities to foreign investors, which could cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks related to our holding company structure and doing business in Greater China, see “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

We are a Cayman Islands holding company and we may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

As of the date of this prospectus, neither we nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million in cash to Apollomics HK as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to our PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. See Apollomics’ audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”) and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2023, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, we may issue up to 11,026,900 Class A Ordinary Shares underlying Warrants, and the Selling Securityholders may offer for resale (i) up to 52,794,176 Class A Ordinary Shares, (ii) up to 432,431 Warrants, (iii) up to 432,431 Class A Ordinary Shares issuable upon exercise of Warrants, (iv) up to 57,500 Penny Warrants and (v) up to 57,500 Class A Ordinary Shares issuable upon exercise of Penny Warrants, as described in this prospectus.

We have not, and the Selling Securityholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Available Information

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Our web site address is www.apollomicsinc.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “Annual Report”); and

•	the description of the Company’s Class A Ordinary Shares included in Exhibit 2.1 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Attention: Sanjeev Redkar, President

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. The forward-looking statements contained herein include, but are not limited to, statements about:

•	Apollomics’ ability to raise additional capital to meet its operating cash requirements and expectations regarding incurring net losses and net operating cash outflows;

•	Apollomics’ ability to achieve successful clinical results;

•	Apollomics’ ability to commercialize its product candidates;

•	the ability of Apollomics to maintain the listing of the Class A Ordinary Shares on Nasdaq;

•	Apollomics’ ability to develop and maintain effective internal controls over financial reporting;

•	Apollomics’ success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	factors relating to the business, operations and financial performance of Apollomics, including, but not limited to:

•	Apollomics currently has no products approved for commercial sale;

•	Apollomics’ ability to obtain regulatory approval for its products, and any related restrictions or limitations of any approved products;

•	Apollomics’ ability to obtain licensing of third-party intellectual property rights for future discovery and development of Apollomics’ oncology projects;

•	Apollomics’ ability to commercialize product candidates and achieve market acceptance of such product candidates;

•	Apollomics’ success is dependent on drug candidates which it licenses from third parties;

•

changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States and China affecting Apollomics’ operations and the continued listing of Apollomics’ securities;

•	Apollomics’ ability to respond to general economic conditions;

•	competition and competitive pressures from other companies worldwide in the industries in which Apollomics operates; and

•	litigation and the ability to adequately protect Apollomics’ intellectual property rights.

•

the other matters described in the section entitled “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in our Annual Report and our subsequent filings with the SEC that we incorporated by reference herein.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus as well as those listed under “Item 3. Key Information – Risk Factors” in the Annual Report. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

Apollomics is a clinical-stage biopharmaceutical company focused on the discovery and development of oncology therapies with the potential to be combined with other treatment options to harness the immune system and target specific molecular pathways to inhibit cancer. Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address a range of cancer indications, such as acute myeloid leukemia, lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, monotherapies, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

Since our founding in 2015, we have built a pipeline of nine product candidates across 11 programs that focus on oncology, of which six product candidates are in the clinical stage. Our two leading product candidates, vebreltinib (APL-101) and uproleselan (APL-106), have shown initial promising clinical results and are in registration trials.

The product candidates in our pipeline can be categorized into three groups based on their mechanisms of action, each of which contains product candidates at different stages of development: (i) tumor inhibitors; (ii) anti-cancer enhancers; and (iii) immuno-oncology drugs. We believe that having three groups of product candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Our most advanced product candidate is vebreltinib, a potent, oral active, highly selective c-Met inhibitor. Our anti-cancer enhancer product candidates include uproleselan and are antagonists of a cell adhesion receptor called E-selectin.

Prior to commercialization of our product candidates in the United States, we must successfully complete nonclinical laboratory and animal tests and submit an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (the “FDA”), which must become effective before clinical testing may commence in the United States. Adequate and well-controlled clinical trials must establish the safety and effectiveness of each product candidate for each indication for which FDA approval is sought. After completion of the required clinical testing, a New Drug Application (“NDA”) or Biologics License Application (“BLA”) is prepared and submitted to the FDA. The NDA or BLA must include the results of all nonclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States.

Our executive offices are located at 989 E. Hillsdale Boulevard, Suite 220, Foster City, California 94404, and its telephone number is (650) 209-4055.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly-owned subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Structure of Apollomics

The diagram below depicts a simplified version of the organizational structure of Apollomics.

Apollomics US and Crownmab conduct research and development activities relating to the biologics of oncology to facilitate the discovery and development of product candidates and expand our global presence. Apollomics HK is an intermediary holding company holding Crownmab and Crown Bochuang (via Crownmab), and Apollomics HK has not engaged in any business operations since its establishment. Apollomics AU holds certain intellectual property rights and has engaged vendors for our clinical trial-related activities in Australia, but it does not have any other business operations, employees or office space. Crown Bochuang, a wholly-owned subsidiary of Apollomics and a direct subsidiary of Crownmab in the PRC, has been a contracting party for certain engagements of which the business activities are conducted by Crownmab. Crown Bochuang has not engaged in any operational activities and does not have any employees or office space.

Holding Company Structure and PRC Regulatory Matters

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any VIEs, and we have no intention of establishing or utilizing any VIEs in China in the future.

As we conduct a portion of our operations in the Greater China region, and we and our PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future.

We may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by us to our PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from us to our PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million to Apollomics HK in cash as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to its PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by Apollomics to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. Any determination to pay dividends post-Closing will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. If we intend to distribute dividends from our PRC Subsidiaries in the future, such subsidiaries will transfer the dividends to Apollomics HK, the intermediary holding company which controls all of Apollomics’ subsidiaries in the PRC, in accordance with PRC laws and regulations, and then Apollomics HK will transfer the dividends all the way up to us, and the dividends will be distributed from us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by PRC Subsidiaries under the direct holding structure must be legal and compliant with relevant PRC laws and regulations. As an offshore company, we are permitted under PRC laws and regulations to provide funding to our subsidiaries in the PRC only through loans or capital contributions, subject to applicable government reporting, registration and approvals. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. We may encounter difficulties in our ability to transfer cash between our PRC subsidiaries and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, our PRC counsel, JunHe LLP, has advised that, as of the date hereof, except for the relevant statutory conditions and procedures of reserve funds, relevant withholding tax requirements and the procedures for approvals from PRC foreign exchange authorities and banks, the relevant PRC laws and regulations do not impose other limitations on the amount of funds that we can transfer out of the PRC. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

In addition, with respect to their business operations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company in accordance with relevant PRC laws and regulations. We believe our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of Apollomics: (i) business license for Zhejiang Crownmab Biotech Co., Ltd.; (ii) business license for Zhejiang Crown Bochuang Biopharma Co., Ltd., and (iii) business license for Zhejiang Crownmab Biotech Co., Ltd. Shanghai Branch. As of the date of this prospectus, our subsidiaries have obtained and are maintaining all such requisite approvals, licenses and permits for their operations, and none of such requisite permissions or approvals have been denied.

See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Risk Factors

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 14 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

THE OFFERING

Class A Ordinary Shares offered by us	Up to 11,026,900 Class A Ordinary Shares, consisting of: (i) 464,150 of Class A Ordinary Shares that are issuable by us upon the exercise of 464,150 Private Warrants, (ii) 155,250 Class A Ordinary Shares that are issuable by us upon exercise of 155,250 Extension Warrants, issued to the Maxpro Sponsor (iii) 10,350,000 Class A Ordinary Shares that are issuable by us upon exercise of 10,350,000 Public Warrants, which were previously registered, and (iv) 57,500 Class A Ordinary Shares issuable by us upon the exercise of 57,500 Penny Warrants.

Class A Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 52,794,176 Class A Ordinary Shares, including (i) 1,989,339 Class A Ordinary Shares that were issued to Maxpro Founders, (ii) 1,941 Class A Ordinary Shares that were issued to the Maxpro IPO Underwriter, (iii) 1,204,621 Class A Ordinary Shares that were issued to the Apollomics Legacy Holders, (iv) 46,409,594 Class A Ordinary Shares which were issued by us upon the conversion of 46,409,594 Class B Ordinary Shares held by the Apollomics Legacy Holders, (v) 30,000 Class A Ordinary Shares which were issued by us upon the conversion of 30,000 of Class B Ordinary Shares that were issued by us to PIPE Investors pursuant to the Subscription Agreements, (vi) 57,500 Class A Ordinary Shares that are issuable by us upon the exercise of 57,500 Penny Warrants, (vii) 2,668,750 Class A Ordinary Shares that that were issued to certain PIPE Investors upon the conversion of 2,135,000 Series A Preferred Shares held by such PIPE Investors pursuant to the Subscription Agreements, and (viii) 432,431 Class A Ordinary Shares issuable upon exercise of Private Warrants.

Warrants that may be offered and sold from time to time by the Selling Securityholders	Up to 432,431 Warrants, including (i) 432,431 Private Warrants.

Terms of offering	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Terms of Warrants	Each Public Warrant, Private Warrant or Extension Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment pursuant to the terms of the warrant agreement between Maxpro Capital Acquisition Corp. and Continental Stock Transfer & Trust Company dated October 7, 2021 (the “Maxpro Warrant Agreement”) and Warrant Assumption Agreement (together, the “Warrant Agreement”).

Each Penny Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $0.01 per share, subject to adjustment pursuant to the terms of the warrant agreement, dated as of February 9, 2023, by and between Apollomics and certain of the PIPE Investors, containing the terms and conditions of the Penny Warrants (the “Penny Warrant Agreement”).

All Warrants expire on April 29, 2028 at 5:00 p.m., New York City time.

Class A Ordinary Shares issued and outstanding prior to any exercise of Warrants (as of the date of this prospectus	89,495,790 Class A Ordinary Shares.

Warrants issued and outstanding (as of the date of this prospectus)	10,350,000 Public Warrants, 464,150 Private Warrants, 155,250 Extension Warrants and 57,500 Penny Warrants.

Class A Ordinary Shares to be issued and outstanding assuming exercise of all Warrants (as of the date of this prospectus)	11,026,900 Class A Ordinary Shares.

Voting Rights	Each registered holder of our Class A Ordinary Shares is entitled to one vote for each Class A Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in our sixth amended and restated memorandum and articles of association (the “MAA”), or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Use of proceeds	We will not receive any of the proceeds from the sale of the Warrants or Class A Ordinary Shares by the Selling Securityholders except with respect to amounts received by us due to the exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes. Notably, the exercise price of the Penny Warrants ($0.01 per share) is significantly lower than the current trading price of our Class A Ordinary Shares ($0.53 as of April 17, 2024), whereas the exercise price of the Public Warrants and Private Warrants (each at $11.50 per share) is higher than the current trading price of our Class A Ordinary Shares. However, for so long as the Warrants are “out of the money,” we believe the holders thereof will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Dividend Policy	We have not paid any cash dividends on our Class A Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the board of directors of Apollomics (the “Board”).

Market for our Class A Ordinary Shares and Warrants	Our Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively.

Risk factors	Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 14 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth below, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Ownership of Apollomics Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Class A Ordinary Shares and Public Warrants to fall.

The Selling Securityholders can resell under this prospectus up to (a) 52,794,176 Class A Ordinary Shares (on a post-exercise basis) constituting approximately 59.0% of our total issued and outstanding Class A Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 11,026,900 Class A Ordinary Shares upon exercise of all Warrants) and (b) 432,431 Warrants constituting approximately 3.92% of our issued and Warrants as of the date of this prospectus. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Ordinary Shares and Warrants, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and Public Warrants.

Risks Related to the U.S. Federal Income Tax

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, as we are incorporated under the laws of the Cayman Islands, we would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed rules and regulations (the application of which is uncertain in various respects, and could be impacted by changes in such rules and regulations, with possible retroactive effect). Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge our status as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, we and certain of our shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

Investors should consult their own tax advisors regarding the potential application of Section 7874 of the Code to us.

If we were characterized as a passive foreign investment company, or “PFIC,” U.S. investors may suffer adverse U.S. federal income tax consequences.

If we become a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Taxation—Certain U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. Nevertheless, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in us.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization on an actual basis as of December 31, 2023, and on an as adjusted basis after giving effect to the cash exercise of all of the Warrants to be outstanding after the completion of this offering, for gross proceeds to us of approximately $126.81 million.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2023
Dollars in millions	Actual	As Adjusted (unaudited)
Indebtedness (short-term)	$4.2	$4.2
Warrants Liability	$0.3	$0.0
Total Shareholders’ Equity	$41.2	$167.7
Total Capitalization	$45.7	$171.9

USE OF PROCEEDS

All of the Class A Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We will receive proceeds from the exercise of the Warrants for cash, if any. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.81 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants, Private Warrants and Extension Warrants is $11.50 per share, and the exercise price of the Penny Warrants is $0.01 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Notably, the exercise price of the Penny Warrants ($0.01 per share) is significantly lower than the current trading price of our Class A Ordinary Shares (as discussed below), whereas the exercise price of the Public Warrants and Private Warrants (each at $11.50 per share) is higher than the current trading price of our Class A Ordinary Shares. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of April 17, 2024, the closing price of our Class A Ordinary Shares was $0.53 per share. Warrants holders have the option to exercise the Warrants on a cashless basis in accordance with the Warrant Assumption Agreement and the Penny Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will bear all costs, expenses and fees in connection with the registration of the Class A Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our Class A Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DESCRIPTION OF ORDINARY SHARES AND WARRANTS

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are be governed by the MAA, the Cayman Islands Companies Act and the common law of the Cayman Islands.

Pursuant to the MAA, the authorized share capital of Apollomics is 500,000,000 Class A Ordinary Shares, and 100,000,000 Class B Ordinary Shares, and 50,000,000 preference shares, par value $0.0001 per share. All of our outstanding Class A Ordinary Shares are validly issued, fully paid and non-assessable. Our Class A Ordinary Shares are not redeemable and do not have any preemptive rights.

In connection with the Business Combination, we issued 11,026,900 Warrants, consisting of 619,400 Private and Extension Warrants and 10,350,000 Public Warrants each entitling its holder to purchase one Class A Ordinary Share at an initial exercise price equal to $11.50 per whole share and 57,500 Penny Warrants each entitling its holder to purchase one Class A Ordinary Share at an exercise price equal to $0.01 per whole share.

As of March 28, 2024, we had 89,495,790 Class A Ordinary Shares issued and outstanding and 11,026,900 Warrants issued and outstanding. Our Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively.

For a description of our Class A Ordinary Shares and Warrants, including the rights and obligations attached thereto, please refer to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference herein.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 489,931 Warrants and up to 52,794,176 Class A Ordinary Shares, including up to 489,931 Class A Ordinary Shares issuable upon exercise of Warrants held by the Selling Securityholders.

The Selling Securityholders may offer and sell, from time to time, any or all of the Class A Ordinary Shares or Warrants being offered for resale pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Class A Ordinary Shares and Warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of April 1, 2024 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same Class A Ordinary Shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Class A Ordinary Shares. We have based percentage ownership on 89,495,790 Class A Ordinary Shares outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Apollomics Inc., 989 E. Hillsdale Blvd., Suite 220, Foster City, California, United States, 94404.

	Ordinary Shares						Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering	Class A Ordinary Shares Registered Hereby		Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby			Beneficially Owned Prior to Offering		Number Registered for Sale Hereby
				Number		Percentage of Total Voting Power(1)
OrbiMed Advisors LLC(2)	8,582,858	8,547,018	(3)	35,840	(30)	9.58%			—
Alpha Intelligence Enterprises Limited(4)	7,461,932	7,461,932				8.34%			—
Shanghai Chongmao Investment Center LP(5)	7,397,212	7,397,212				8.27%			—
Guo-Liang Yu(8)	8,683,038	3,892,807		3,535,983	(31)	9.33%	—		—
Sanjeev Redkar(9)	7,220,843	3,823,700		3,397,143	(33)	7.77%
Song, Yung-Fong (Ron)(6)	46,437	46,437				*	5,868	(6)	5,868	(6)
Chen, Hong - Jung (Moses)(6)	137,428	123,566		13,862	(32)	*	17,465	(6)	17,465	(6)
Guo-Liang Yu and Yingfei Wei Trust (27)	1,165,288	1,165,288	(28)			1.3%	—		—
Tournament Bioventure LLC(27)	88,960	88,960	(29)			*	—		—
The Redkar Family Revocable Trust (9)	3,823,700	3,823,700				4.27%	—		—
TWVC Goldlink Partners Investment Limited	3,535,867	3,535,867				3.95%
Maxpro Investment Co., Ltd.(6)(7)	4,673,707	4,673,707				5.11%	382,395	(6)	382,395	(6)
David Yu 2016 Trust	2,186,721	2,105,297		81,424		2.44%	—		—
Kevin Yu 2016 Trust	2,186,721	2,105,297		81,424		2.44%	—		—
Kin-Hung Peony Yu	1,749,223			1,749,223	(34)	1.92%
Wealth Strategy Holding Limited (10)	906,699	906,699				1.01%	—		—
Oceanpine Investment Fund II LP (11)	712,177	712,177				*	—		—
TWVC Panglin Group Investment Limited	695,338	669,447		25,891		*	—		—
GKFF Ventures I, LLC	645,992	645,992				*	—		—
Bing Zhu	651,908	627,634		24,274		*	—		—
H and P (Asia) Group Limited (12)	645,877	621,827		24,050		*	—		—
Lilly Asia Ventures Fund II, L.P. (13)	563,850	563,850					—		—
TSM Technologies Limited (14)	435,163	418,959		16,204		*	—		—
ETP Global Fund, L.P. (15)	414,552	414,552				*	—		—
Perfect Beauty Enterprise Limited	430,585	414,552		16,033		*	—		—
Yu Julia Zhen	430,585	414,552		16,033		*	—		—
Yue Alexander Wu	401,689	401,689				*	—		—
Fortune Management International Inc. (16)	351,394	338,310		13,084		*	—		—
Yiyouchen Consulting LLC (17)	288,508	277,765		10,743		*	—		—
BioFortune Inc. (18)	242,275	233,254		9,021		*	—		—
Center Laboratories Inc.	234,263	225,540		8,723		*	—		—
University of Nottingham	230,195	221,624		8,571		*	—		—
Suma Ventures LLC (19)	229,997	221,433		8,564		*	—		—
Desert Spring Biotech Capital, LLC (20)	216,917	208,840		8,077		*	—		—
Jigang Hu	207,275	207,275				*	—		—
Par Kin Holdings Ltd.	215,037	207,030		8,007		*	—		—
Howard Chau	194,620	187,373		7,247		*	—		—

	Ordinary Shares				Warrants to Purchase Class A Ordinary Shares
Name	Class A Ordinary Shares Beneficially Owned Prior to Offering	Class A Ordinary Shares Registered Hereby	Class A Ordinary Shares Beneficially Owned After Sale of All Class A Ordinary Shares Offered Hereby		Beneficially Owned Prior to Offering		Number Registered for Sale Hereby
			Number	Percentage of Total Voting Power(1)
Elaine Chau	193,727	186,513	7,214	*	—		—
Value Rank Group Limited (21)	171,038	164,669	6,369	*	—		—
David Tsang	134,764	129,746	5,018	*	—		—
Famous Season Limited	124,591	124,591		*	—		—
Derek Chau	125,535	120,861	4,674	*	—		—
Kevin Chau	125,535	120,861	4,674	*	—		—
Yuanta Asset Management (H.K.) Limited	112,770	112,770		*	—		—
Kung Yuan Soong	112,770	112,770		*	—		—
Lin, Cheng-Hsien	117,131	112,770	4,361	*	—		—
Lin, Chin-Pen	117,131	112,770	4,361	*	—		—
Lin, Yu-Hua	117,131	112,770	4,361	*	—		—
SVE Capital, LLC. (22)	107,646	103,638	4,008	*	—		—
Z-Gen Capital LLC	103,638	103,638		*	—		—
Jean-Pierre Wery	96,724	101,335	—	*	—		—
Meng Qiao	88,103	88,103		*	—		—
The Shih LLC (23)	89,138	89,138	—	*	—		—
Pacific Rim Investors LLC	80,856	77,845	3,011	*	—		—
Pacific Rim Ventures, L.P.	76,716	73,859	2,857	*	—		—
Anna Feng	71,679	69,010	2,669	*	—		—
Biobiz LLC	71,679	69,010	2,669	*	—		—
Jonathan Michael Chan	64,588	62,183	2,405	*	—		—
Kung Family Living Trust Dtd 042495	55,703	53,629	2,074	*	—		—
Fu-Lung Hsu	57,343	55,208	—	*	—		—
Abel Lo And Christina Lo	53,098	53,098		*	—		—
Zhongwei Textiles Intl. Co. Ltd.	53,678	51,679	1,999	*	—		—
Yu (Michelle) Xia	50,086	48,221	1,865	*	—		—
Clara Chau	48,432	46,629	1,803	*	—		—
Pui-Man Chau	48,432	46,629	1,803	*	—		—
Andrew John Stephens	47,119	45,364	1,755	*	—		—
Abraham Lo	45,332	45,332		*	—		—
Path2PrecisionMedicine Consulting LLC (24)	44,742	44,742		*	—		—
Tao Peng (25)	43,750	43,750	—	*	—		—
Chuang Chih Wei	43,007	41,406	1,601	*	—		—
Chun-Lai, Hsu	42,519	40,936	1,583	*	—		—
Blancperre Ltd (Stan Shih)	40,429	38,924	1,505	*	—		—
Tsinghua Technology Ventures, Inc.	38,745	37,302	1,443	*	—		—
David Lin	35,389	34,504	1,335	*	—		—
HSCF Manager LLC	35,389	34,504	1,335	*	—		—
Henry Li	30,365	30,365		*	—		—
Gau, Wey – Chuan (Albert)(6)	173,060	173,060	—	*	26,703	(6)	26,703	(6)
Jenny Shih Kelley	29,269	28,179	1,090	*	—		—
Chun-Chien Shih	27,604	27,604		*	—		—
Qian Shi	26,914	26,914		*	—		—
Other Selling Securityholders (134 persons) (26)	744,252	713,479	30,773	*	—		—

*	< 1%
(1)

The percentage of beneficial ownership is calculated based on 89,495,790 Class A Ordinary Shares outstanding as of April 1, 2024. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares beneficially owned by them.

(2)

Includes (i) 595,146 Class A Ordinary Shares and (ii) 7,937,712 Class A Ordinary Shares (consisting of (i) 7,937,712 Class B Ordinary Shares issued as part of the consideration issued to Apollomics Legacy Holder as part of the Business Combination) are held of record by OrbiMed Asia Partners II, LP (“OAP2”). OrbiMed Advisors LLC (“OrbiMed Advisors”) is the advisory company to the OAP2. OrbiMed Advisors may be deemed to have voting power and investment power over the securities held by OAP2 and, as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the securities held by the OAP2, except to the extent of their pecuniary interest therein.

(3)	Includes Class A Ordinary Shares issuable upon exercise of Penny Warrants beneficially held by such Selling Securityholder.
(4)

Rongfeng Jiang, the director of Alpha Intelligence Enterprises Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder. This Selling Securityholder has once appointed a director, Kexiang Zhou to the board of directors of Apollomics prior to the Business Combination. Kexiang Zhou had resigned from his position as director at the Closing.

(5)	Chenyang Sun, the director of Shanghai Chongmao Investment Center LP, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(6)	Includes Private Warrants and Class A Ordinary Shares transferred to the Selling Securityholder by MP One Investment LLC, the Maxpro Sponsor.
(7)

Includes 2,625,000 Class A Ordinary Shares issued upon conversion of 2,100,000 Series A Preferred Shares held by Maxpro Investment Co., Ltd. in connection with the PIPE Financing. Maxpro Investment Co., Ltd. is controlled by Chen, Yi - Kuei (Alex), a member of the Maxpro Board. Chen, Yi – Kuei (Alex) may be deemed to share beneficial ownership of the securities held of record by Maxpro Investment Co., Ltd. Chen, Yi – Kuei (Alex) disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(8)

Includes (1) 1,165,288 Class A Ordinary Shares directly held by Guo-Liang Yu and Yingfei Wang Trust, which is controlled by Guo-Liang Yu, and (2) 88,960 Class A Ordinary Shares directly held by Tournament Bioventure LLC, which is controlled by Guo-Liang Yu, as the president of Tournament Bioventure LLC. Guo-Liang Yu is the Chairman of the Apollomics Board and the Chief Executive Officer of Apollomics. Also includes 3,535,983 Class A Ordinary Shares issued upon exercise of options granted under the Incentive Plans that have vested.

(9)

Sanjeev Redkar, the President, Director and Principal Financial Officer of Apollomics, is the trustee of the Redkar Family Revocable Trust and may be deemed a beneficial owner of securities held by this Selling Securityholder.

(10)	Kung Hung Ka, the director of Wealth Strategy Holding Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(11)	Oceanpine Growth (Cayman) Limited is the general partner of this Selling Securityholder and may be deemed a beneficial owner of securities held by this Selling Securityholder.
(12)	Chin-shu Chi, Ching-sung Lin and Jung-kun Yang may be deemed to share beneficial ownership of securities held by this Selling Securityholder.
(13)

LAV Corporate GP, Ltd. is the ultimate general partner of this Selling Securityholder. Yi Shi, as the director of LAV Corporate GP, Ltd. ay be deemed a beneficial owner of securities held by Lilly Asia Ventures Fund II, L.P.

(14)	Xiaoqing Cai may be deemed a beneficial owner of all securities held by TSM Technologies Limited.
(15)	Wei-Wu he and James Hu, the managing directors of ETP Global Fund, may be deemed to share beneficial ownership of securities held by this Selling Securityholder.
(16)	Hung-ying We, the director of Fortune Management International Inc., may be deemed a beneficial owner of securities held by this Selling Securityholder.

(17)	Yiyou Chen, the director of Yiyouchen Consulting LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(18)	Wubin Pan, the director of BioFortune Inc. may be deemed a beneficial owner of securities held by this Selling Securityholder and disclaims any such beneficial ownership.
(19)	Wai Yan Sandy Chau, the sole proprietor of Suma Ventures LLC may be deemed a beneficial owner of securities held by this Selling Securityholder.
(20)	Wai Yan Sandy Chau, the sole proprietor of Desert Spring Biotech Capital, LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(21)	Yihai Lin, the sole director of Value Rank Group Limited, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(22)	Lihua Jin, managing partner of SVE Capital, LLC., may be deemed a beneficial owner of securities held by this Selling Securityholder.
(23)	Chuan Shih, managing member of the Shih LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder.
(24)	Jiping Zha, the president of Path2PrecisionMedicine Consulting LLC, may be deemed a beneficial owner of securities held by this Selling Securityholder and he disclaims any such beneficial ownership.
(25)	Includes 43,750 Class A Ordinary Shares issued upon conversion of 35,000 Series A Preferred Shares held by Tao Peng in connection with the PIPE Financing.
(26)	All of such persons beneficially own, in the aggregate, less than 1% of the Class A Ordinary Shares outstanding prior to this offering.
(27)	Guo-Liang Yu, the Chief Executive Officer and Chairman of Apollomics, controls the selling securityholder and may be deemed a beneficial owner of securities held by this selling securityholder.
(28)

Includes (i) 43,390 Class A Ordinary Shares issued to the selling securityholder as part of the consideration issued to existing Apollomics shareholders as part of the Business Combination and (ii) 1,121,898 Class A Ordinary Shares issuable upon conversion of 1,121,898 Class B Ordinary Shares issued to the selling securityholder as part of the consideration issued to existing Apollomics shareholders as part of the Business Combination.

(29)

Includes (i) 3,313 Class A Ordinary Shares issued to the selling securityholder as part of the consideration issued to existing Apollomics shareholders as part of the Business Combination and (ii) 85,647 Class A Ordinary Shares issuable upon conversion of 85,647 Class B Ordinary Shares issued to the selling securityholder as part of the consideration issued to existing Apollomics shareholders as part of the Business Combination.

(30)

Includes (i) 35,840 Class A Ordinary Shares issuable upon exercise of options granted to the selling securityholder under the Incentive Plans that have vested or will vest within 60 days of the date of this prospectus and (ii) 14,160 Class A Ordinary Shares issuable upon exercise of Penny Warrants that are held of record by OAP2.

(31)

Represents 3,535,983 Class A Ordinary Shares issuable upon exercise of options granted to the selling securityholder under the Incentive Plans that have vested or will vest within 60 days of the date of this prospectus.

(32)

Represents 13,862 Class A Ordinary Shares issuable upon exercise of options granted to the selling securityholder under the Incentive Plans that have vested or will vest within 60 days of the date of this prospectus.

(33)

Represents 3,397,143 Class A Ordinary Shares issuable upon exercise of options granted to the selling securityholder under the Incentive Plans that have vested or will vest within 60 days of the date of this prospectus.

(34)

Represents 1,749,223 Class A Ordinary Shares issuable upon exercise of options granted to the selling securityholder under the Incentive Plans that have vested or will vest within 60 days of the date of this prospectus.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Warrants, Class A Ordinary Shares or Warrants or interests in Class A Ordinary Shares or Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A Ordinary Shares or Warrants or interests in Class A Ordinary Shares or Warrants on any stock exchange, market or trading facility on which the Class A Ordinary Shares or Warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Class A Ordinary Shares, Warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Class A Ordinary Shares or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares or Warrants, from time to time, under this prospectus. The Selling Securityholders also may transfer the Class A Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Ordinary Shares, Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell Class A Ordinary Shares or Warrants short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Class A Ordinary Shares or Warrants offered by this prospectus, which Class A Ordinary Shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares or Warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of Class A Ordinary Shares, Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Class A Ordinary Shares or Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Ordinary Shares or Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares or Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Class A Ordinary Shares or Warrants offered by this prospectus.

We have agreed with certain of the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

TAXATION

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares and Private Warrants and Extension Warrants that are being offered pursuant to this prospectus (such offered Warrants, the “Offered Warrants”). This discussion applies only to U.S. Holders that hold the Class A Ordinary Shares and Offered Warrants, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of our Class A Ordinary Shares and Offered Warrants. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address the U.S. federal income tax consequences of the exercise of Warrants (other than the Offered Warrants as specifically discussed below) by existing holders of such Warrants, and such holders should consult their own tax advisors regarding the U.S. federal income tax consequences to them of their receipt of the Class A Ordinary Shares in connection with an exercise of such Warrants. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Class A Ordinary Shares and/or Offered Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares and/or Offered Warrants, as the case may be, being taken into account in an applicable financial statement;

•	except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of our shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received Class A Ordinary Shares and/or Offered Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our Class A Ordinary Shares and/or Offered Warrants, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will depend on the status of such partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. We have not sought, and we do not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES AND OFFERED WARRANTS. EACH INVESTOR IN THE CLASS A ORDINARY SHARES OR OFFERED WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES OR OFFERED WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares or Offered Warrants, as the case may be, who or that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Our Class A Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” the gross amount of distributions, i.e., before reduction for withholding taxes, if any, (other than certain distributions of our shares or rights to acquire our shares) on our Class A Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the

Class A Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants.”

Amounts treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder in the taxable year in which the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of our Class A Ordinary Shares or Offered Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Offered Warrants. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or Offered Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss. U.S. Holders who acquired Class A Ordinary Shares pursuant to the exercise of Warrants are urged to consult their own tax advisors regarding their tax bases and holding periods in such Class A Ordinary Shares. However, for U.S. Holders who acquired Class A Ordinary Shares pursuant to the exercise of Warrants that are treated as such for U.S. federal income tax purposes, the impact of such exercise on a U.S. Holder’s holding period or tax basis of such Class A Ordinary Shares should generally be consistent with the discussion under “—Exercise, Lapse or Redemption of an Offered Warrant” below.

Exercise, Lapse or Redemption of an Offered Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of an Offered Warrant for cash. A U.S. Holder’s tax basis in a Class A Ordinary Share received upon exercise of the Offered Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Offered Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the Class A Ordinary Share received upon exercise of the Offered Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Offered Warrant and will not include the holding period during which the U.S. Holder held the Offered Warrant. If an Offered Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Offered Warrant.

The tax consequences of a cashless exercise of an Offered Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in Class A Ordinary Shares received would equal the holder’s basis in the Offered Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Class A Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Offered Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the Offered Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Offered Warrants equal to the number of Class A Ordinary Shares having a value equal to the exercise price for the total number of Offered Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Offered Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Class A Ordinary Shares that would have been received in a regular exercise of the Offered Warrants deemed surrendered and the U.S. Holder’s tax basis in the Offered Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Offered Warrants (which is generally the U.S. Holder’s initial investment in the Offered Warrants) deemed exercised and the aggregate exercise price of such Offered Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Offered Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Offered Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Offered Warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Offered Warrants.

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” if we redeem our Offered Warrants for cash pursuant to the redemption provisions in the Offered Warrant agreement or if we purchase our Offered Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares and Offered Warrants.”

Possible Constructive Distributions

The terms of each Offered Warrant provide for an adjustment of Class A Ordinary Shares for which the Offered Warrant may be exercised or to the exercise price of the Offered Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of an Offered Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our earnings and profits (e.g., through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise of such Offered Warrant) as a result of a distribution of cash or other property to the holders of the Class A Ordinary Shares which is taxable to the U.S. Holders of such Class A Ordinary Shares as described under “— Dividends and Other Distributions on Our Class A Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Offered Warrant received a cash distribution from us equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to an Offered Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to an Offered Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Class A Ordinary Shares and Offered Warrants could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

Although our PFIC status is determined annually, a determination that we are a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held Class A Ordinary Shares or Offered Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years.

It is not entirely clear how various aspects of the PFIC rules apply to our Offered Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in our Offered Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to our Offered Warrants.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares or Offered Warrants and, in the case of Class A Ordinary Shares, the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares or Offered Warrants (which may include gain realized by reason of transfers of Class A Ordinary Shares or Offered Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares or Offered Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of our Class A Ordinary Shares (but, under current law, not our Offered Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Class A Ordinary Shares in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Class A Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Class A Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A Ordinary Shares.

Under current law, a U.S. Holder may not make a QEF election with respect to its Offered Warrants to acquire Class A Ordinary Shares. As a result, under the Proposed PFIC Option Regulations, if a U.S. Holder sells or otherwise disposes of such Offered Warrants (other than upon exercise of such Offered Warrants) and we were a PFIC at any time during the U.S. Holder’s holding period of such Offered Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Offered Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A Ordinary Shares (or has previously made a QEF election with respect to Class A Ordinary Shares), the QEF election will apply to the newly acquired Class A Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, might continue to apply with respect to such newly acquired Class A Ordinary Shares due to a rule under the Proposed Treasury Regulations providing that shares acquired pursuant to the exercise of an option generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the option. If this rule were to be applicable, and as a result a U.S. Holder’s holding period in Class A Ordinary Shares acquired pursuant to the exercise of an Offered Warrant (or other Warrant) included a prior period in which a QEF election was not in effect, then the U.S. Holder would generally need to make, in addition to a QEF Election, a purging election under the PFIC rules to avoid the application of the excess distribution rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we were a PFIC for any taxable year, a U.S. Holder of Class A Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Class A Ordinary Shares for such a taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us that provides the information necessary for U.S. Holders to make or maintain a QEF election. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to such requesting U.S. Holder a PFIC Annual Information Statement as may be required in order to enable the U.S. Holder to make and maintain a QEF election with respect to us, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in any particular taxable year or of the required information to be provided.

Alternatively, if we are a PFIC and our Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) our shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss). Under current law, a mark-to-market election may not be made with respect to our Offered Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, we have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares and Offered Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances, including, in particular, to any U.S. Holder who acquire Class A Ordinary Shares pursuant to the exercise of Offered Warrants or other Warrants.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our Class A Ordinary Shares and Offered Warrants are expected to constitute foreign financial assets subject to these requirements unless the Class A Ordinary Shares or Offered Warrants are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Class A Ordinary Shares and Offered Warrants and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale or exchange of our Class A Ordinary Shares or Offered Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Class A Ordinary Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Conyers Dill & Pearman LLP, Cayman Islands counsel.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

Apollomics has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking dated October 4, 2022 from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to Apollomics Inc. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the date of the undertaking.

LEGAL MATTERS

Certain legal matters relating to U.S. law and the validity of the Warrants offered by this prospectus will be passed upon by White & Case LLP, New York, New York. The legality of the Class A Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon by Conyers Dill & Pearman LLP. Certain legal matters relating to PRC law will be passed upon by JunHe LLP. Additional legal matters may be passed upon for us, any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Apollomics Inc. appearing in the Annual Report for the year ended December 31, 2023 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Apollomics Inc. as of December 31, 2022, and for each of the two years in the period ended December 31, 2022 (before the effects of the retrospective adjustments to the financial statements) (not separately presented herein), incorporated by reference in this Prospectus by reference to Apollomics Inc.’s Annual Report on Form 20-F for the year ended December 31, 2023, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report. The retrospective adjustments to the financial statements have been audited by Grant Thornton LLP. Such financial statements are incorporated herein in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shenzhen, People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are a holding company incorporated in the Cayman Islands with its headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, our wholly-owned subsidiary in the PRC.

Apollomics US, a California corporation and our wholly-owned subsidiary, serves as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the transactions described in this prospectus. The address of Apollomics U.S. is 989 East Hillsdale Blvd., Ste 220, Foster City, CA 94404 USA.

We have been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

In addition, we have been advised by its PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in mainland China only if the institution of such action satisfies the conditions specified in the Civil Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.

In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. Similarly, service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the United States. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Sanjeev Redkar, 989 E. Hillsdale Blvd., Suite 220, Foster City, CA 94404.

APOLLOMICS INC.

PROSPECTUS

DATED April 24, 2024